FOR IMMEDIATE RELEASE              Contact:  Donald J. Tringali
- ---------------------                        Telemundo Group, Inc.
                                             (305) 889-7994


                     TELEMUNDO ANNOUNCES
                     -------------------

            AGREEMENTS WITH CBS FOR TELENOTICIAS
            ------------------------------------

MIAMI, FLORIDA, JUNE 27, 1996 -- Telemundo Group, Inc., a

principal partner in TeleNoticias del Mundo, L.P., the

international Spanish-language news service, announced today that it had entered into a series of agreements with the

other partners in TeleNoticias, as well as with

Westinghouse/CBS, which resulted in Westinghouse/CBS

acquiring from Telemundo all of the operating assets of

TeleNoticias.



     Telemundo had acquired all of the interests in

TeleNoticias from its former partners, which included Reuters

Latam News, Inc., Artear Argentina Corporation, and Antena 3

International, Inc.  The transaction resolves all outstanding legal disputes among the former partners.



     Telemundo and Westinghouse/CBS also entered into a

variety of agreements relating to news activities, including an agreement under which CBS TeleNoticias will produce

Telemundo's nightly national and international newscasts, as well as a number of news specials throughout the year.



     "We are very pleased to be embarking on this new

relationship with one of the preeminent news organizations

in the world," stated Roland A. Hernandez, President and CEO of Telemundo.  "This new arrangement is positive not only for our viewers, who will benefit from an association with CBS News,

but also for our shareholders, who will realize the financial benefits from this improved structure."



     Westinghouse/CBS will continue to operate TeleNoticias

from the TeleNoticias studio facility in Hialeah, Florida,

which it will sublease from Telemundo.  Telemundo has also

been contracted to provide certain technical and other

services to CBS TeleNoticias.



Telemundo Group, Inc. (NASDAQ:TLMD), based in Miami, Florida, is a Spanish-language television network that, through its owned and operated stations and affiliates in 56 markets, reaches 85% of all U.S. Hispanic households. Telemundo also owns and operates a television station and related production facilities in Puerto Rico.